Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made as of the 13th day of September, 2005, by and between MAVERICK TUBE CORPORATION, a Delaware corporation (the “Company”), and _______________ (“Executive”).

WHEREAS, the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company and its stockholders that the continuous employment of key management personnel be fostered; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of such personnel to their management duties;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

(a) “Cause” means the commission of (i) an act or acts of personal dishonesty performed by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or an affiliate; (ii) an act of disloyalty or conduct clearly tending to bring discredit upon the Company or any affiliate; (iii) a felony involving moral turpitude; or (iv) any refusal by Executive to perform the Executive’s duties, as specified in any written agreement between the Executive and the Company or in any specific directive of the Board that is consistent with the Executive’s status as an executive officer of the Company.

(b) “Change in Control” means:

(i) the acquisition, direct or indirect, by any individual, entity, or group (“Person”), of beneficial ownership of thirty-five percent (35%) or more of either all then outstanding shares of Stock or, if different, the combined voting power of all then outstanding voting securities entitled to vote generally in the election of directors (“Other Voting Securities”) of the Company, provided that the following acquisitions shall not constitute a change of control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any affiliate; and (D) any acquisition pursuant to a transaction immediately following which the conditions described in clauses (A), (B), and (C) of part (iii) of this paragraph (b) are satisfied; or

(ii) the failure for any reason of the Incumbent Directors to constitute the majority of the Board; or

(iii) the approval by the stockholders of the Company of a reorganization, merger, or consolidation (each, a “Transaction”) unless, in each case, following such Transaction (A) all or substantially all of the beneficial owners of the Stock and combined voting power of all outstanding Other Voting Securities of the Company immediately prior to such Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the common stock and the combined voting power of all outstanding Other Voting Securities of the corporation resulting from such Transaction (‘Resulting Corporation”) in substantially the same proportions as their ownership immediately prior to such Transaction; (B) no Person (other than the Company and any employee benefit plan or related trust of the Company or a Resulting Corporation) beneficially owns thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of all then outstanding Other Voting Securities of such Resulting Corporation and (C) at least a majority of the directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Transaction; or

(iv) the approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the disposition of substantially all of the assets of the Company other than to a corporation with respect to which all of the following is true following such disposition: (I) more than 50% of, respectively, the then outstanding shares of common stock of such corporation (“New Stock”) and the combined voting power of all outstanding Other Voting Securities of such corporation (“New Other Voting Securities”) is then owned beneficially, directly or indirectly, by substantially all of the beneficial owners of the Stock and the combined voting power of all outstanding Other Voting Securities of the Company in substantially the same proportions as their ownership of such securities of the Company immediately prior thereto; (II) no Person other than the Company and any employee benefit plan or related trust of the Company or of such corporation then beneficially owns thirty-five percent (35%) or more of the New Stock or the New Other Voting Securities; and (III) at least a majority of the directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.

(c) “Effective Date” means the date on which the termination of the Executive’s employment is to be effective under the terms of any written notice or other documentation thereof.

(d) “Good Reason” for termination by the Executive of her employment means the occurrence (without the Executive’s written consent) of any of the following unless, in the case of any of (i), (v), (vi), or (vii), such act or failure to act is corrected within five business days following the giving of notice of termination by the executive, and in the case of (iii) below, such act is not objected to in writing by the Executive within fourteen days after notification thereof:

(i) the assignment to the Executive of duties inconsistent with her status as an executive officer of the Company or a meaningful alteration, adverse to the Executive, in the nature or status of her responsibilities (other than reporting responsibilities) from those in effect immediately prior to the Change in Control;

(ii) a reduction in the Executive’s Regular Annual Salary except for an across-the-board salary reduction similarly affecting all senior executives of the Company and all senior executives of any person or entity in control of the Company;

(iii) a requirement by the Company that the Executive relocate her residence outside the metropolitan area in which the Executive was based immediately prior to a Change in Control, provided that business travel in an amount substantially consistent with an Executive’s previous travel obligations shall in no event constitute such a requirement;

(iv) failure by the Company to pay any portion of her compensation within fourteen days of the date it is due;

(v) failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to a Change in Control that is material to the Executive’s compensation, unless an equitable arrangement has been made with respect to such plan;

(vi) failure by the Company to continue the Executive’s participation in a plan described in (v) or a substitute or alternative plan on a basis not materially less favorable to the Executive as existed at the time of a Change in Control;

(vii) failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by her prior to a Change in Control; or

(viii) after a Change in Control, the determination by the Executive, in her sole and absolute discretion, that the business philosophy or policies of the Company or its successor or the implementation thereof is not compatible with those of the Executive.

The Executive’s continued employment shall not of itself constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e) “Incumbent Director” means an individual who, as of the date of this Agreement is a director of the Company; provided, however, that any individual becoming a director of the Company after the date of this Agreement whose election or nomination was approved by at least a majority of the Incumbent Directors shall be deemed an Incumbent Director unless such individual became a director as a result of either an actual or threatened election contest or solicitation of proxies or consent by or on behalf of an individual or entity other than the Board; or

(f) “Potential Change in Control” means:

(i) the entrance by the Company into an agreement the consummation of which would result in the occurrence of a Change in Control;

(ii) the announced intention of the Company or any person or entity of taking any action that, if consummated, would constitute a Change in Control; or

(iii) the adoption by the Board of a resolution to the effect that for purposes of this Agreement, a Potential Change in Control has occurred.

(g) “Regular Annual Salary” means the base annual salary being paid to the Executive immediately prior to the Effective Date, exclusive of any bonuses or other incentive compensation, but inclusive of any compensation then being deferred by the Executive under the Company’s Deferred Compensation Plan.

(h) “Retirement” means the termination of employment of a Company employee if such employee immediately thereafter receives benefits under any retirement plan of the Company in effect immediately prior to a Change in Control or if such termination is in accordance with any retirement arrangement established with the Executive’s consent with respect to the Executive.

(i) “Stock” means the $.0l par value common stock of the Company.

(j) “Tax Gross-up Amount” means the sum of (x) an amount equal to all taxes imposed upon Executive under Section 4999(a) of the Internal Revenue Code of 1986, as amended (the “Code”), resulting from payments or other benefits (including, without limitation, accelerated vesting or exercisability of stock rights or options) to Executive under this Agreement being deemed “excess parachute payments, as such term is defined in Section 280(G)(b) of the Code (the “Subject Taxes”), and (y) an amount which will as closely as reasonably practicable approximate any additional income or excise taxes payable by Executive as a result of the payment of the Subject Taxes on behalf of the Executive pursuant to this Agreement.

(k) “Total Disability” means the inability of the Executive to perform the duties of her position for the greater of 180 successive days or a total of 270 days in any period of 365 days or such period as constitutes “total disability” under any disability insurance program or plan maintained by the Company.

2. Term. The term of this Agreement shall begin as of the date set forth above and shall continue through September 13, 2006, provided that as of September 13, 2006, and each September 13th thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not less than six months prior to any such date, either (i) the Company or the Executive shall have given notice to the contrary, or (ii) a Change of Control has occurred. If a Change in Control occurs at any time during the term or any renewal term of this Agreement, notwithstanding notice of termination having been given, this Agreement shall remain in effect for a period of not less than thirty (30) months from the date of such Change in Control.

3. Severance Pay. If the employment of Executive is terminated at a time not within the thirty (30) month period following a Change in Control, other than (i) by the Company for Cause, (ii) by reason of death, Total Disability, or Retirement, or (iii) by the Executive without Good Reason, as of the Effective Date, and in addition to all obligations otherwise owing to the Executive on the Effective Date, the Company shall pay the Executive a lump sum payment equal to eighteen months of Regular Annual Salary and eighteen months of COBRA premium payments under group health and life insurance plans in which the Executive participated prior to the Effective Date, to the extent permissible under the terms of such plans to do so. Except as specifically provided herein, no other payments or benefits will be furnished or paid, and all contributions or deductions, if any (other than deductions made in connection with the benefits specifically provided for herein, if any), shall cease as of the Effective Date. Company shall have no obligation to make payment and provide the other benefits under this Section 3 of this Agreement until Executive has executed a release and discharge (the “Release”) of Company and its parents, affiliates, subsidiaries and other related companies and each of their officers, directors, agents, representatives and employees from and against any and all liabilities, claims, grievances, demands, charges, actions and causes of action whatsoever which first arose prior to and through the date on which this Agreement is executed, which Release is in substantially the same form as Exhibit A attached hereto.

4. Confidentiality. The Executive specifically acknowledges that all information pertaining to the Company or its business received by her during the course of her employment that has been designated confidential by the Company or has not been made publicly available is the exclusive property of the Company, and the Executive agrees that during and after her employment by the Company, she will not disclose any of such information without the prior written consent of the Board to anyone not employed by the Company or engaged by the Company to render services to it. The Executive further agrees that she will not use such information for her own benefit or the benefit of any party other than the Company. This Section 4 shall survive termination of this Agreement.

5. Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company following the occurrence of such event until the earliest of (i) six months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of her employment for Good Reason (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) or by reason of death, Retirement or Total Disability, or (iv) the termination by the Company of the Executive’s employment for any reason.

6. Compensation Upon Termination Following a Change in Control. If, within thirty (30) months after the occurrence of a Change in Control, the Executive's employment is terminated other than (i) by the Company for Cause, (ii) by reason of death, Total Disability, or Retirement, or (iii) by the Executive without Good Reason, then, in addition to all obligations otherwise owing to the Executive on the Effective Date, the Company shall pay or provide to the Executive within sixty (60) days of the Effective Date the following: (I) a lump sum amount equal to the product of 2.5 and the sum of (a) the Executive’s then Regular Annual Salary, (b) the annual amount that would be paid to Executive pursuant to the Company’s Performance Bonus Plan assuming that all performance levels had been achieved at maximum levels; (c) an amount equal to 12 months COBRA premiums payable to maintain insurance under the Company’s health insurance plan if Executive carried insurance prior to termination; (d) and an amount equal to 12 months premium payments for life and disability insurance benefits substantially the same as any such benefits provided to Executive immediately prior to the Effective Date by the Company under group insurance plans or otherwise, to the extent permissible under the terms of such plans to do so and if such coverage is not permitted, amounts necessary for premium payments for such coverage; (e) an amount equal to the Executive’s annual car allowance or lease payments, and annual club membership fees allowance, if any; and (II) the Tax Gross-Up Amount, if applicable. Except as specifically provided herein, no other payments or benefits will be furnished or paid, and all contributions or deductions, if any (other than deductions made in connection with the benefits specifically provided for herein, if any), shall cease as of the Effective Date. In addition, Executive would have the put right described in Section 7 hereof.

7. Vesting of All Equity Awards. Notwithstanding any provision to the contrary in any applicable plan or agreement, immediately prior to the occurrence of a Change in Control all Executive’s non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and all other equity based awards shall become fully vested and exercisable. Following a Change of Control, to the extent permitted by law, the Executive shall have the right to put any and all vested awards, or, if already exercised, the underlying equity securities, to the Company, and the Company shall have the obligation to purchase such vested awards or underlying equity securities, as the case may be, if the Executive would violate the securities laws by selling the underlying equity securities directly into the market or privately to a third party. The Executive may exercise such right by providing to the Company five business days prior written notice. Within five business days after the effectiveness of such notice and upon receipt by the Company of the awards or underlying equity securities that are subject to the put right, the Company shall pay the purchase price, which shall be determined as follows:

(a) the purchase price for an award shall be the difference between the aggregate fair market value of the underlying equity securities and the aggregate exercise price set forth in the award; and

(b) the purchase price for the underlying equity securities shall be the aggregate fair market value of the underlying equity securities.

Fair market value of a share or other trading unit of equity securities shall be equal to (1) with respect to publicly traded equity securities (each a "Public Security"), the average of the high and low market prices at which a share or other trading unit of the Public Security shall have been sold on such date (or the immediately preceding trading day if such date was not a trading day) on the New York Stock Exchange or such other exchange or quotation system on which the Public Security is traded, and (2), with respect to equity securities that are not publicly traded, the value of a share or trading unit as determined by a nationally-recognized accounting firm selected and paid for by the Executive.

8. Superseding Effect. This Agreement shall supersede any severance agreement previously entered into or obligation otherwise agreed to between the parties hereto with respect to severance payments.

9. Successors; Binding Agreement.

(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets (or a combination thereof) of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the payments described in Section 6 that would be payable upon termination by the Executive for Good Reason immediately after a Change in Control.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and other successors in interest, provided that this Agreement may not be assigned by Executive. If Executive dies while any amount (other than an amount that by its terms is to terminate upon her death) would still be payable to her hereunder if she was still living, all such amounts shall be paid in accordance with this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.

10. Fees. The Company shall pay to Executive all legal fees and expenses incurred by Executive as a result of Executive’s termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code, to any payment or benefit provided hereunder) unless such termination is (i) by the Company for Cause; (ii) by reason of death, Total Disability or Retirement, or (iii) by the Executive without Good Reason.

11. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless so agreed by the parties in writing. No waiver shall be deemed a waiver of the same or any other provision at the same or any other time. This Agreement sets forth the entire agreement of the parties regarding its subject matter. This Agreement shall be governed by the laws of the State of Missouri other than the conflicts of law provisions thereof. All payments provided for hereunder shall be made net of any applicable withholding requirements of federal, state, or local law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date written below.

“Company”

MAVERICK TUBE CORPORATION

By:
C. Robert Bunch, Chairman of the
Board and Chief Executive Officer

“Executive”

EXHIBIT A

GENERAL RELEASE

This General Release (the “Agreement”) is made as of the 13th day of September, 2005, by and between MAVERICK TUBE CORPORATION, a Delaware corporation (the “Company”), and _______________, her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Executive”) (Executive and Company are herein collectively known as the “Parties”).

WHEREAS, the Parties have entered into that certain Severance Agreement dated as of the September 13, 2005;

WHEREAS, the Parties have agreed on a settlement covering the terms of Executive’s separation of employment; and

WHEREAS, In partial consideration and as a material inducement to Company to enter into the Severance Agreement, the Parties have agreed to enter into this Agreement; and

WHEREAS, the Parties desire to reduce their Agreement to writing.
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

Release. In consideration of the payments and other benefits provided by the Severance Agreement and the stipulations and covenants made hereunder, Executive, with the intent of binding herself and her successors, heirs, assigns, attorneys, and family members, hereby releases and forever discharges Company and its parents, affiliates, subsidiaries and other related companies and each of their officers, directors, agents, representatives and employees from and against any and all liabilities, claims, grievances, demands, charges, actions and causes of action whatsoever which first arose prior to and through the date on which this Agreement is executed, including but not limited to, any and all claims arising under or pursuant to The Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §621 et seq.; The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e et seq.; The Civil Rights Act of 1991, 42 U.S.C. §1981(a) et seq.; The Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et seq.; The Sarbanes-Oxley Act of 2002; The Missouri Human Rights Act, 213.010 RSMo et seq.; The Missouri Service Letter Statute §290.140 RSMo et seq., and any and all other statutes or ordinances, and any and all claims arising under or pursuant to common law. Executive expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by Executive to exist. Executive also agrees that she will not institute any claims for damages or for other relief by charge or otherwise, nor will she authorize, encourage, or induce any other person or entity, governmental or otherwise, to enter into any claim for damages or for other relief via administrative or legal proceedings against Company for any such claims and should she do so she will immediately tender back all of the payments and other benefits provided under the Severance Agreement and pay all costs and expenses (including attorneys’ fees) incurred by Company and any other defendant in defending such claims.

Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless so agreed by the parties in writing. No waiver shall be deemed a waiver of the same or any other provision at the same or any other time. This Agreement sets forth the entire agreement of the parties regarding its subject matter. This Agreement shall be governed by the laws of the State of Missouri other than the conflicts of law provisions thereof. All payments provided for hereunder shall be made net of any applicable withholding requirements of federal, state, or local law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date written below.

“Company”

MAVERICK TUBE CORPORATION

By:
C. Robert Bunch, Chairman of the
Board and Chief Executive Officer

“Executive”